Exhibit 99.1

Vantiv Reports Fourth Quarter and Full Year 2013 Results

Fourth Quarter Net Revenue Increased 14% to $309 Million and Pro Forma Adjusted Net Income per Share Increased 18% to $0.45

Full Year 2013 Net Revenue Increased 15% to $1,173 Million and Pro Forma Adjusted Net Income per Share Increased 28% to $1.56

Board Authorizes New $300 Million Share Repurchase Program

CINCINNATI - February 13, 2014 - Vantiv, Inc. (NYSE: VNTV) (“Vantiv” or the “Company”) today announced financial results for the fourth quarter and full year ended December 31, 2013. Revenue increased 13% to $558.4 million in the fourth quarter as compared to $494.1 million in the prior year period. Net revenue increased 14% to $308.6 million in the fourth quarter as compared to $271.2 million in the prior year period. On a GAAP basis, net income attributable to Vantiv, Inc. was $42.8 million or $0.26 per diluted share during the fourth quarter, compared with $28.8 million or $0.22 per diluted share in the prior year period. Pro forma adjusted net income increased 11% in the fourth quarter to $90.4 million as compared to $81.6 million in the prior year period. Pro forma adjusted net income per share increased 18% to $0.45 for the fourth quarter as compared to $0.38 in the prior year period. (See Schedule 2 for pro forma adjusted net income and Schedule 6 for GAAP net income reconciliation to pro forma adjusted net income.)

For the full year, revenue increased 13% to $2,108.1 million as compared to $1,863.2 million in the prior year. Net revenue increased 15% to $1,172.6 million in 2013 as compared to $1,022.6 million in the prior year. On a GAAP basis, net income attributable to Vantiv, Inc. in 2013 was $133.6 million, or $0.87 per diluted share, compared with $57.6 million, or $0.47 per diluted share, in the prior year. Pro forma adjusted net income increased 23% in 2013 to $320.5 million as compared to $260.0 million in the prior year. Pro forma adjusted net income per share increased 28% to $1.56 for the full year 2013 as compared to $1.22 in the prior year period. (See Schedule 2 for pro forma adjusted net income and Schedule 7 for GAAP net income reconciliation to pro forma adjusted net income.)

Transaction growth was 8% and 10% for the fourth quarter and full year, respectively; primarily due to strong transaction growth in the Merchant Services segment of 9% and 12% during the same periods. The Financial Institutions Services segment also experienced strong transaction growth with a 5% increase for both the fourth quarter and full year.

Vantiv’s scale and superior cost structure continue to drive high levels of profitability as reflected by the Company’s fourth quarter adjusted EBITDA margin of 50.9%. Adjusted EBITDA increased to $157.0 million in the fourth quarter from $144.0 million in the prior year period. Adjusted EBITDA increased to $583.1 million in the full year 2013 from $509.8 million in the prior year. (See Schedule 8 for a reconciliation of GAAP net income to adjusted EBITDA.)

“Our double-digit growth in the fourth quarter and full year 2013 demonstrates the strength of our business model,” said Charles Drucker, president and chief executive officer at Vantiv. “Our single integrated processing platform, comprehensive suite of solutions, and diverse distribution channels are competitive advantages that have consistently enabled us to win market share. As we enter 2014, we will continue to win new business and invest for growth, including expansion into strategic channels and high-growth segments and verticals. We finished the year strong and look forward to continued success in 2014.”

Merchant Services

Net revenue increased 20% to $225.6 million in the fourth quarter as compared to $188.4 million in the prior year period, primarily due to a 9% increase in transactions and a 10% expansion in net revenue per transaction. On a full year basis, net revenue increased 20% to $837.7 million as compared to $699.8 million in the prior year, primarily due to a 12% increase in transactions and a 7% increase in net revenue per transaction. Expansion in net revenue per transaction during 2013 primarily reflects beneficial changes in customer mix and increased net revenue from strategic channels, including ecommerce, merchant bank and technology partner channels. Sales and marketing expenses increased to $73.2 million in the fourth quarter from $62.5 million in the prior year period and to $286.2 million for the full year from $255.9 million in the prior year, principally driven by growth in net revenue and expansion in strategic channels.

Financial Institution Services

Fourth quarter net revenue of $83.1 million was flat with prior year period net revenue of $82.8 million as a 5% increase in transactions was largely offset by a shift in the mix of our client portfolio that resulted in a lower average rate per transaction. On a full year basis, net revenue increased 4% to $334.9 million, primarily due to a 5% increase in transactions. Sales and marketing expenses increased to $6.9 million in the fourth quarter from $5.6 million in the prior year period and to $25.8 million for the full year from $24.8 million in the prior year.

Newly Authorized $300 Million Share Repurchase Program

Vantiv’s Board of Directors authorized the return of up to $300 million to shareholders through a share repurchase program. This $300 million repurchase program is in addition to the $137 million share repurchase program authorized by the Board of Directors in October 2013. As of December 31, 2013, Vantiv had utilized $103 million of the prior authorization to repurchase shares.

“Strategic capital allocation is a priority,” said chief financial officer Mark Heimbouch. “Since going public, we have strategically deployed over $1 billion of capital through strategic acquisitions, TRA terminations, and share repurchases. The Board’s authorization of an additional $300 million share repurchase program reflects our confidence in Vantiv’s future. These actions underscore our commitment to driving shareholder value.”

First Quarter and Full Year 2014 Financial Outlook

Based on the current level of transaction trends and new business activity, including recent impacts from inclement weather conditions across several regions of the country as well as impacts from the Easter holiday moving into the second quarter during 2014 as compared to the first quarter during 2013, net revenue for the first quarter of 2014 is expected to be $285 to $291 million, representing growth of 5 to 7 percent above the prior year period. Pro forma adjusted net income per share for the first quarter of 2014 is expected to be $0.36 to $0.37, an increase of 16 to 19 percent above the prior year period. GAAP net income per share attributable to Vantiv, Inc. is expected to be $0.16 to $0.18 for the first quarter of 2014.

For the full year, net revenue is expected to be $1,255 to $1,285 million, representing growth of 7 to 10 percent year-over-year. Pro forma adjusted net income per share is expected to be $1.77 to $1.83 for 2014, an increase of 14 to 17 percent. GAAP net income per share attributable to Vantiv, Inc. is expected to be $1.01 to $1.07 for the full year.

Earnings Conference Call and Audio Webcast

The Company will host a conference call to discuss fourth quarter and full year 2013 financial results today at 8:00 AM ET. Hosting the call will be Charles Drucker, president and chief executive officer and Mark Heimbouch, chief financial officer. The conference call can be accessed live over the phone by dialing (888) 686-9705, or for international callers (913) 312-1489, and referencing conference code 8519813. A replay will be available approximately two hours after the call concludes and can be accessed by dialing (888) 203-1112, or for international callers (719) 457-0820, and entering replay pass code 8519813. The replay will be available through Thursday, February 27, 2014. The call will be webcast live from the Company's investor relations website at http://investors.vantiv.com.

About Vantiv, Inc.

Vantiv, Inc. (NYSE: VNTV) is a leading, integrated payment processor differentiated by a single, proprietary technology platform. Vantiv offers a comprehensive suite of traditional and innovative payment processing and technology solutions to merchants and financial institutions of all sizes in the U.S., enabling them to address their payment processing needs through a single provider. We build strong relationships with our customers, helping them become more efficient, more secure and more successful. Vantiv is the third largest merchant acquirer and the largest PIN debit acquirer based on number of transactions in the U.S. The company's growth strategy includes expanding further into high growth payment segments, such as ecommerce, payment facilitation (PayFacTM), mobile, prepaid and information solutions, and attractive industry verticals such as business-to-business, ecommerce, healthcare, gaming, government and education. For more information, visit www.vantiv.com.

Non-GAAP and Pro Forma Financial Measures

This earnings release presents non-GAAP and pro forma financial information including net revenue, adjusted EBITDA, pro forma adjusted net income, and pro forma adjusted net income per share. These are important financial performance measures for the Company, but are not financial measures as defined by GAAP. The presentation of this financial information is not intended to be considered in isolation of or as a substitute for, or superior to, the financial information prepared and presented in accordance with GAAP. The Company uses these non-GAAP and pro forma financial performance measures for financial and operational decision making and as a means to evaluate period-to-period comparisons. The Company believes that they provide useful information about operating results, enhance the overall understanding of past financial performance and future prospects, and allow for greater transparency with respect to key metrics used by management in its financial and operational decision making. Reconciliations of these measures to the most directly comparable GAAP financial measures are presented in the attached schedules.

Forward-Looking Statements

This release contains forward-looking statements that are subject to risks and uncertainties. All statements other than statements of historical fact or relating to present facts or current conditions included in this release are forward-looking statements including any statements regarding guidance and statements of a general economic or industry specific nature. Forward-looking statements give our current expectations and projections relating to our financial condition, results of operations, guidance, plans, objectives, future performance and business. You can identify forward-looking statements by the fact that they do not relate strictly to historical or current facts. These statements may include words such as “anticipate,” “estimate,” “expect,” “project,” “plan,” “intend,” “believe,” “may,” “should,” “can have,” “likely” and other words and terms of similar meaning in connection with any discussion of the timing or nature of future operating or financial performance or other events.

The forward-looking statements contained in this release are based on assumptions that we have made in light of our industry experience and our perceptions of historical trends, current conditions, expected future developments and other factors we believe are appropriate under the circumstances. As you review and consider information presented herein, you should understand that these statements are not guarantees of future performance or results. They depend upon future events and are subject to risks, uncertainties (many of which are beyond our control) and assumptions. Although we believe that these forward-looking statements are based on reasonable assumptions, you should be aware that many factors could affect our actual future performance or results and cause them to differ materially from those anticipated in the forward-looking statements. Certain of these factors and other risk factors are discussed in the Company's filings with the U.S. Securities and Exchange Commission and include, but are not limited to: (i) the ability to keep pace with rapid developments and change in our industry and provide new services to our clients; (ii) competition within our industry; (iii) disclosure of unauthorized data and security breaches that expose us to liability, litigation and reputational damage; (iv) failures of our systems or systems of our third party providers; (v) our inability to expand our market share in existing markets or expand into new markets; (vi) our ability to identify acquisition, joint venture and partnership candidates and finance or integrate businesses, services or technologies that we acquire; (vii) failure to comply with applicable requirements of Visa, MasterCard or other payment networks; (viii) changes in payment network rules or standards; (ix) our ability to pass fee increases along to merchants; (x) termination of sponsorship or clearing services provided to us; (xi) increased attrition of our merchants or referral partners; (xii) inability to successfully renew or renegotiate agreements with our clients or referral partners; (xiii) reductions in overall consumer, business and government spending; (xiv) fraud by merchants or others; (xv) a decline in the use of credit, debit or prepaid cards; (xvi) consolidation in the banking and retail industries; and (xvii) the effects of governmental regulation, changes in laws and outcomes of future litigation or investigations. Should one or more of these risks or uncertainties materialize, or should any of these assumptions prove incorrect, our actual results may vary in material respects from those projected in these forward-looking statements. More information on potential factors that could affect the Company’s financial results and performance is included from time to time in the “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” sections of the Company’s periodic reports filed with the SEC, including the Company’s Form 10-K for the year ended December 31, 2013 to be filed with the SEC and its subsequent filings with the SEC.

Any forward-looking statement made by us in this release speaks only as of the date of this release. Factors or events that could cause our actual results to differ may emerge from time to time, and it is not possible for us to predict all of them. We undertake no obligation to publicly update any forward-looking statement, whether as a result of new information, future developments or otherwise, except as may be required by law.

Contacts:

Investors
Nathan Rozof, CFA
Senior Vice President, Investor Relations
(866) 254-4811
(513) 900-4811
IR@vantiv.com

Media
Andrew Ciafardini
Director of Public Relations
(513) 900-5308
Andrew.Ciafardini@vantiv.com

Schedule 1
Vantiv, Inc.
Consolidated Statements of Income
(Unaudited)
(in thousands, except share data)

	Three Months Ended			Year Ended
	December 31,	December 31,		December 31,	December 31,
	2013	2012	% Change	2013	2012	% Change
Revenue	$558,355	$494,092	13%	$2,108,077	$1,863,239	13%
Network fees and other costs	249,733	222,906	12%	935,441	840,597	11%
Net revenue	308,622	271,186	14%	1,172,636	1,022,642	15%
Sales and marketing	80,081	68,042	18%	312,044	280,644	11%
Other operating costs	52,462	38,572	36%	200,630	158,374	27%
General and administrative	33,257	31,844	4%	121,707	118,231	3%
Depreciation and amortization	49,025	41,357	19%	185,453	160,538	16%
Income from operations	93,797	91,371	3%	352,802	304,855	16%
Interest expense—net	(10,585)	(9,897)	7%	(40,902)	(54,572)	(25)%
Non-operating expenses(1)	—	—	—	(20,000)	(92,672)	(78)%
Income before applicable income taxes	83,212	81,474	2%	291,900	157,611	85%
Income tax expense	20,110	24,005	(16)%	83,760	46,853	79%
Net income	63,102	57,469	10%	208,140	110,758	88%
Less: Net income attributable to non-controlling interests	(20,268)	(28,715)	(29)%	(74,568)	(53,148)	40%
Net income attributable to Vantiv, Inc.	$42,834	$28,754	49%	$133,572	$57,610	132%
						0
Net income per share attributable to Vantiv, Inc. Class A common stock:						0
Basic	$0.30	$0.23	30%	$0.96	$0.50	92%
Diluted(2)	$0.26	$0.22	18%	$0.87	$0.47	85%
Shares used in computing net income per share of Class A common stock:
Basic	140,896,056	126,100,698		138,836,314	116,258,204
Diluted	200,557,978	132,783,880		206,027,557	122,747,362

Non Financial Data:
Transactions (in millions)	4,511	4,171	8%	16,946	15,362	10%

(1) Non-operating expenses primarily consist of charges incurred with the refinancing of our debt in May 2013 and our debt refinancing and termination of interest rate swaps in March 2012.
(2) Due to our structure as a C corporation and Vantiv Holding's structure as a pass-through entity for tax purposes, the numerator in the diluted net income per share calculation is adjusted to reflect our income tax expense at an expected effective tax rate of 38.5% assuming the conversion of the Class B units of Vantiv Holding into shares of our Class A common stock. During the three months and twelve months ended December 31, 2012, 80,940,875 and 64,534,643, respectively, Class B units of Vantiv Holding were excluded in computing diluted net income per share because including them would have had an antidilutive effect. As the Class B units of Vantiv Holding were excluded from the calculation of diluted EPS, the numerator used in the calculation of diluted net income per share is equal to the numerator used in the calculation of basic net income per share. The components of the diluted net income per share calculation are as follows:

	Three Months Ended		Year Ended
	December 31,	December 31,	December 31,	December 31,
	2013	2012	2013	2012
Income before applicable income taxes	$83,212	$—	$291,900	$—
Taxes @ 38.5%	32,037	—	112,382	—
Net income	$51,175	$28,754	$179,518	$57,610
Diluted shares	200,557,978	132,783,880	206,027,557	122,747,362
Diluted EPS	$0.26	$0.22	$0.87	$0.47

Schedule 2
Vantiv, Inc.
Pro Forma Adjusted Net Income
(Unaudited)
(in thousands, except share data)

See schedule 6 and 7 for a reconciliation of GAAP net income to pro forma adjusted net income.

	Three Months Ended			Year Ended
	December 31,	December 31,		December 31,	December 31,
	2013	2012	% Change	2013	2012	% Change
Revenue	$558,355	$494,092	13%	$2,108,077	$1,863,239	13%
Network fees and other costs	249,733	222,906	12%	935,441	840,597	11%
Net revenue	308,622	271,186	14%	1,172,636	1,022,642	15%
Sales and marketing	80,081	68,042	18%	312,044	280,644	11%
Other operating costs	48,928	38,374	28%	190,879	155,825	22%
General and administrative	22,574	20,771	9%	86,654	76,329	14%
Adjusted EBITDA(1)	157,039	143,999	9%	583,059	509,844	14%
Depreciation and amortization	16,938	12,077	40%	60,492	43,103	40%
Adjusted income from operations	140,101	131,922	6%	522,567	466,741	12%
Interest expense—net	(10,585)	(9,897)	7%	(40,902)	(54,572)	(25)%
Non-GAAP adjusted income before applicable income taxes	129,516	122,025	6%	481,665	412,169	17%
Pro Forma Adjustments:
Income tax expense (at an effective tax rate of 38.5%)(2)	49,864	46,980	6%	185,441	158,685	17%
Tax adjustments(3)	(10,783)	(6,525)	65%	(24,294)	(6,525)	272%
Pro forma adjusted net income(4)	$90,435	$81,570	11%	$320,518	$260,009	23%

Pro forma adjusted net income per share(5)	$0.45	$0.38	18%	$1.56	$1.22	28%

Adjusted shares outstanding(6)	200,557,978	213,724,756		206,027,557	213,772,063

Non Financial Data:
Transactions (in millions)	4,511	4,171	8%	16,946	15,362	10%

Non-GAAP and Pro Forma Financial Measures
This schedule presents non-GAAP and pro forma financial measures, which are important financial performance measures for the Company, but are not financial measures as defined by GAAP.  Such financial measures should not be considered as alternatives to GAAP net income, and such measures may not be comparable to those reported by other companies.

Pro forma adjusted net income is derived from GAAP net income, adjusting for the following items: (a) amortization of intangible assets acquired in business combinations and customer portfolio and related asset acquisitions; (b) non-operating expenses primarily associated with the refinancing of our debt in May 2013 and our debt refinancing and termination of interest rate swaps in March 2012; (c) adjustments to income tax expense assuming conversion of non-controlling interests into shares of Class A common stock; (d) share-based compensation; (e) acquisition and integration costs incurred in connection with our acquisitions and costs associated with our separation from Fifth Third Bank; and (f) tax benefits due to the amortization of intangible assets and other tax attributes resulting from or acquired with our acquisitions, and to the tax basis step up associated with our separation from Fifth Third Bank and the purchase or exchange of Class B units of Vantiv Holding, net of payment obligations under tax receivable agreements established at the time of our initial public offering.

(1) See schedule 8 for a reconciliation of GAAP net income to adjusted EBITDA.
(2) Represents adjustments to income tax expense to reflect an effective tax rate of 38.5%, assuming the conversion of the Class B units of Vantiv Holding into shares of Class A common stock, including the tax effect of adjustments described above.
(3) Represents tax benefits due to the amortization of intangible assets and other tax attributes resulting from or acquired with our acquisitions, and to the tax basis step up associated with our separation from Fifth Third Bank and the purchase or exchange of Class B units of Vantiv Holding, net of payment obligations under tax receivable agreements established at the time of our initial public offering.
(4) Pro forma adjusted net income assumes the conversion of non-controlling interests into shares of Class A common stock.
(5) Pro forma adjusted net income per share is calculated as pro forma adjusted net income divided by adjusted shares outstanding.
(6) Shares for the twelve months ended December 31, 2012 are pro forma and weighted assuming the equity structure was in place January 1, 2012.

Schedule 3
Vantiv, Inc.
Segment Information
(Unaudited)
(in thousands)

	Three Months Ended December 31, 2013
		Financial Institution
	Merchant Services	Services	Total
Total revenue	$441,660	$116,695	$558,355
Network fees and other costs	216,099	33,634	249,733
Net revenue	225,561	83,061	308,622
Sales and marketing	73,166	6,915	80,081
Segment profit	$152,395	$76,146	$228,541

Non-financial data:
Transactions (in millions)	3,592	919	4,511
Net revenue per transaction	$0.0628	$0.0904	$0.0684

	Three Months Ended December 31, 2012
		Financial Institution
	Merchant Services	Services	Total
Total revenue	$380,232	$113,860	$494,092
Network fees and other costs	191,842	31,064	222,906
Net revenue	188,390	82,796	271,186
Sales and marketing	62,492	5,550	68,042
Segment profit	$125,898	$77,246	$203,144

Non-financial data:
Transactions (in millions)	3,300	871	4,171
Net revenue per transaction	$0.0571	$0.0951	$0.0650

	Year Ended December 31, 2013
		Financial Institution
	Merchant Services	Services	Total
Total revenue	$1,639,157	$468,920	$2,108,077
Network fees and other costs	801,463	133,978	935,441
Net revenue	837,694	334,942	1,172,636
Sales and marketing	286,200	25,844	312,044
Segment profit	$551,494	$309,098	$860,592

Non-financial data:
Transactions (in millions)	13,333	3,613	16,946
Net revenue per transaction	$0.0628	$0.0927	$0.0692

	Year Ended December 31, 2012
		Financial Institution
	Merchant Services	Services	Total
Total revenue	$1,409,158	$454,081	$1,863,239
Network fees and other costs	709,341	131,256	840,597
Net revenue	699,817	322,825	1,022,642
Sales and marketing	255,887	24,757	280,644
Segment profit	$443,930	$298,068	$741,998

Non-financial data:
Transactions (in millions)	11,912	3,450	15,362
Net revenue per transaction	$0.0587	$0.0936	$0.0666

Schedule 4
Vantiv, Inc.
Condensed Consolidated Statements of Financial Position
(Unaudited)
(in thousands)

	December 31, 2013	December 31, 2012
Assets
Current assets:
Cash and cash equivalents	$171,427	$67,058
Accounts receivable—net	472,196	397,664
Related party receivable	5,155	4,415
Settlement assets	127,144	429,377
Prepaid expenses	18,059	10,629
Other	13,932	11,934
Total current assets	807,913	921,077

Customer incentives	30,808	28,927
Property, equipment and software—net	217,333	174,940
Intangible assets—net	795,332	884,536
Goodwill	1,943,613	1,804,592
Deferred taxes	362,785	141,361
Other assets	31,769	24,096
Total assets	$4,189,553	$3,979,529

Liabilities and equity
Current liabilities:
Accounts payable and accrued expenses	$233,383	$215,998
Related party payable	2,381	1,625
Settlement obligations	333,649	542,564
Current portion of note payable	92,500	92,500
Current portion of tax receivable agreement obligations to related parties	8,639	—
Deferred income	9,053	9,667
Current maturities of capital lease obligations	4,326	5,505
Other	1,382	1,609
Total current liabilities	685,313	869,468
Long-term liabilities:
Note payable	1,718,750	1,163,605
Tax receivable agreement obligations to related parties	551,061	484,700
Capital lease obligations	12,044	8,275
Deferred taxes	37,963	8,207
Other	8,100	1,039
Total long-term liabilities	2,327,918	1,665,826
Total liabilities	3,013,231	2,535,294

Commitments and contingencies
Equity:
Total equity (1)	1,176,322	1,444,235
Total liabilities and equity	$4,189,553	$3,979,529

(1) Includes equity attributable to non-controlling interests.

Schedule 5
Vantiv, Inc.
Consolidated Statements of Cash Flows
(Unaudited)(in thousands)

	Year Ended
	December 31, 2013	December 31, 2012
Operating Activities:
Net income	$208,140	110,758
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization expense	185,453	160,538
Amortization of customer incentives	10,139	6,372
Amortization and write-off of debt issuance costs	24,427	59,407
Share-based compensation expense	29,729	33,444
Deferred taxes	31,340	352
Other non-cash items	491	1,208
Change in operating assets and liabilities:
Accounts receivable and related party receivable	(71,614)	(28,517)
Net settlement assets and obligations	93,318	(48,668)
Customer incentives	(13,034)	(9,306)
Prepaid and other assets	(5,127)	11,053
Accounts payable and accrued expenses	(12,714)	(3,415)
Payable to related party	756	(2,189)
Other liabilities	(682)	2,077
Net cash provided by operating activities	480,622	293,114

Investing Activities:
Purchases of property and equipment	(61,578)	(51,435)
Acquisition of customer portfolios and related assets	(7,892)	(13,213)
Purchase of investments	(3,174)	(313)
Cash used in acquisitions, net of cash acquired	(155,654)	(352,330)
Net cash used in investing activities	(228,298)	(417,291)

Financing Activities:
Proceeds from initial public offering, net of offering costs of $39,091	—	460,913
Proceeds from follow-on offering, net of offering costs of $1,951	—	33,512
Proceeds from issuance of long-term debt	1,850,000	1,338,750
Repayment of debt and capital lease obligations	(1,304,966)	(1,859,199)
Payment of debt issuance costs	(26,288)	(28,949)
Purchase of Class B units in Vantiv Holding from Fifth Third Bank	—	(33,512)
Repurchase of Class A common stock	(503,225)	—
Repurchase of Class A common stock (to satisfy tax withholding obligations)	(15,224)	(17,906)
Settlement of certain tax receivable agreements	(112,562)	—
Tax benefit from employee share-based compensation	5,464	14,747
Distribution to funds managed by Advent International Corporation	—	(40,086)
Distribution to non-controlling interests	(41,154)	(47,584)
Net cash used in financing activities	(147,955)	(179,314)

Net increase (decrease) in cash and cash equivalents	104,369	(303,491)
Cash and cash equivalents—Beginning of period	67,058	370,549
Cash and cash equivalents—End of period	$171,427	$67,058

Cash Payments:
Interest	$37,975	$60,886
Taxes	46,198	29,261
Non-cash Items:
Issuance of tax receivable agreements	$329,400	$484,700
Assets acquired under capital lease obligations	20,345	1,202
Accrual of secondary offering costs	—	3,000

Schedule 6
Vantiv, Inc.
Reconciliation of GAAP Net Income to Pro Forma Adjusted Net Income
(Unaudited)
(in thousands)

	Three Months Ended December 31, 2013
		Non-GAAP Adjustments				Pro Forma Adjustments
	GAAP	Transition, Acquisition and Integration(1)	Share-Based Compensation	Amortization of Intangible Assets(2)	Non Operating Expenses	Tax Adjustments		Pro Forma Adjusted Net Income
Revenue	$558,355	$—	$—	$—	$—	$—		$558,355
Network fees and other costs	249,733	—	—	—	—	—		249,733
Net revenue	308,622	—	—	—	—	—		308,622
Sales and marketing	80,081	—	—	—	—	—		80,081
Other operating costs	52,462	(3,534)	—	—	—	—		48,928
General and administrative	33,257	(2,306)	(8,377)	—	—	—		22,574
Depreciation and amortization	49,025	—	—	(32,087)	—	—		16,938
Income from operations	93,797	5,840	8,377	32,087	—	—		140,101
Interest expense—net	(10,585)	—	—	—	—	—		(10,585)
Non-operating expenses	—	—	—	—	—	—		—
Income before applicable income taxes	83,212	5,840	8,377	32,087	—	—		129,516
Income tax expense	20,110	—	—	—	—	29,754	(3)	49,864
Tax adjustments	—	—	—	—	—	(10,783)	(4)	(10,783)
Net income	$63,102	$5,840	$8,377	$32,087	$—	$(18,971)		$90,435

	Three Months Ended December 31, 2012
		Non-GAAP Adjustments				Pro Forma Adjustments
	GAAP	Transition, Acquisition and Integration(1)	Share-Based Compensation	Amortization of Intangible Assets(2)	Non Operating Expenses	Tax Adjustments		Pro Forma Adjusted Net Income
Revenue	$494,092	$—	$—	$—	$—	$—		$494,092
Network fees and other costs	222,906	—	—	—	—	—		222,906
Net revenue	271,186	—	—	—	—	—		271,186
Sales and marketing	68,042	—	—	—	—	—		68,042
Other operating costs	38,572	(198)	—	—	—	—		38,374
General and administrative	31,844	(4,518)	(6,555)	—	—	—		20,771
Depreciation and amortization	41,357	—	—	(29,280)	—	—		12,077
Income from operations	91,371	4,716	6,555	29,280	—	—		131,922
Interest expense—net	(9,897)	—	—	—	—	—		(9,897)
Non-operating expenses	—	—	—	—	—	—		—
Income before applicable income taxes	81,474	4,716	6,555	29,280	—	—		122,025
Income tax expense	24,005	—	—	—	—	22,975	(3)	46,980
Tax adjustments	—	—	—	—	—	(6,525)	(4)	(6,525)
Net income	$57,469	$4,716	$6,555	$29,280	$—	$(16,450)		$81,570
Pro Forma Financial Measures
This schedule presents pro forma financial measures, which are important financial performance measures for the Company, but are not financial measures as defined by GAAP.  Such financial measures should not be considered as alternatives to GAAP net income, and such measures may not be comparable to those reported by other companies.

(1) Represents acquisition and integration costs incurred in connection with our acquisitions and costs associated with our separation from Fifth Third Bank.
(2) Represents amortization of intangible assets acquired through business combinations and customer portfolio and related asset acquisitions.
(3) Represents adjustments to income tax expense to reflect an effective tax rate of 38.5%, assuming the conversion of the Class B units of Vantiv Holding into shares of Class A common stock, including the tax effect of adjustments described above.
(4) Represents tax benefits due to the amortization of intangible assets and other tax attributes resulting from or acquired with our acquisitions, and to the tax basis step up associated with our separation from Fifth Third Bank and the purchase or exchange of Class B units of Vantiv Holding, net of payment obligations under tax receivable agreements established at the time of our initial public offering.

Schedule 7
Vantiv, Inc.
Reconciliation of GAAP Net Income to Pro Forma Adjusted Net Income
(Unaudited)
(in thousands)

	Year Ended December 31, 2013
		Non-GAAP Adjustments				Pro Forma Adjustments
	GAAP	Transition, Acquisition and Integration(1)	Share-Based Compensation	Amortization of Intangible Assets(2)	Non Operating Expenses(3)	Tax Adjustments		Pro Forma Adjusted Net Income
Revenue	$2,108,077	$—	$—	$—	$—	$—		$2,108,077
Network fees and other costs	935,441	—	—	—	—	—		935,441
Net revenue	1,172,636	—	—	—	—	—		1,172,636
Sales and marketing	312,044	—	—	—	—	—		312,044
Other operating costs	200,630	(9,751)	—	—	—	—		190,879
General and administrative	121,707	(5,324)	(29,729)	—	—	—		86,654
Depreciation and amortization	185,453	—	—	(124,961)	—	—		60,492
Income from operations	352,802	15,075	29,729	124,961	—	—		522,567
Interest expense—net	(40,902)	—	—	—	—	—		(40,902)
Non-operating expenses	(20,000)	—	—	—	20,000	—		—
Income before applicable income taxes	291,900	15,075	29,729	124,961	20,000	—		481,665
Income tax expense	83,760	—	—	—	—	101,681	(4)	185,441
Tax adjustments	—	—	—	—	—	(24,294)	(5)	(24,294)
Net income	$208,140	$15,075	$29,729	$124,961	$20,000	$(77,387)		$320,518

	Year Ended December 31, 2012
		Non-GAAP Adjustments				Pro Forma Adjustments
	GAAP	Transition, Acquisition and Integration(1)	Share-Based Compensation	Amortization of Intangible Assets(2)	Non Operating Expenses(3)	Tax Adjustments		Pro Forma Adjusted Net Income
Revenue	$1,863,239	$—	$—	$—	$—	$—		$1,863,239
Network fees and other costs	840,597	—	—	—	—	—		840,597
Net revenue	1,022,642	—	—	—	—	—		1,022,642
Sales and marketing	280,644	—	—	—	—	—		280,644
Other operating costs	158,374	(2,549)	—	—	—	—		155,825
General and administrative	118,231	(8,458)	(33,444)	—	—	—		76,329
Depreciation and amortization	160,538	—	—	(117,435)	—	—		43,103
Income from operations	304,855	11,007	33,444	117,435	—	—		466,741
Interest expense—net	(54,572)	—	—	—	—	—		(54,572)
Non-operating expenses	(92,672)	—	—	—	92,672	—		—
Income before applicable income taxes	157,611	11,007	33,444	117,435	92,672	—		412,169
Income tax expense	46,853	—	—	—	—	111,832	(4)	158,685
Tax adjustments	—	—	—	—	—	(6,525)	(5)	(6,525)
Net income	$110,758	$11,007	$33,444	$117,435	$92,672	$(105,307)		$260,009

Pro Forma Financial Measures
This schedule presents pro forma financial measures, which are important financial performance measures for the Company, but are not financial measures as defined by GAAP.  Such financial measures should not be considered as alternatives to GAAP net income, and such measures may not be comparable to those reported by other companies.

(1) Represents acquisition and integration costs incurred in connection with our acquisitions and costs associated with our separation from Fifth Third Bank.
(2) Represents amortization of intangible assets acquired through business combinations and customer portfolio and related asset acquisitions.
(3) Represents non-operating expenses primarily associated with the refinancing of our debt in May 2013 and our debt refinancing and termination of interest rate swaps in March 2012.
(4) Represents adjustments to income tax expense to reflect an effective tax rate of 38.5%, assuming the conversion of the Class B units of Vantiv Holding into shares of Class A common stock, including the tax effect of adjustments described above.
(5) Represents tax benefits due to the amortization of intangible assets and other tax attributes resulting from or acquired with our acquisitions, and to the tax basis step up associated with our separation from Fifth Third Bank and the purchase or exchange of Class B units of Vantiv Holding, net of payment obligations under tax receivable agreements established at the time of our initial public offering.

Schedule 8
Vantiv, Inc.
Reconciliation of GAAP Net Income to Adjusted EBITDA
(Unaudited)
(in thousands)

	Three Months Ended			Year Ended
	December 31,	December 31,		December 31,	December 31,
	2013	2012	% Change	2013	2012	% Change
Net income	$63,102	$57,469	10%	$208,140	$110,758	88%
Income tax expense	20,110	24,005	(16)%	83,760	46,853	79%
Non-operating expenses(1)	—	—	—	20,000	92,672	(78)%
Interest expense—net	10,585	9,897	7%	40,902	54,572	(25)%
Share-based compensation	8,377	6,555	28%	29,729	33,444	(11)%
Transition, acquisition and integration costs(2)	5,840	4,716	24%	15,075	11,007	37%
Depreciation and amortization	49,025	41,357	19%	185,453	160,538	16%
Adjusted EBITDA	$157,039	$143,999	9%	$583,059	$509,844	14%

Non-GAAP Financial Measures
This schedule presents adjusted EBITDA, which is an important financial performance measure for the Company, but is not a financial measure as defined by GAAP. Such financial measure should not be considered as an alternative to GAAP net income, and such measure may not be comparable to those reported by other companies.

(1) Represents non-operating expenses primarily associated with the refinancing of our debt in May 2013 and our debt refinancing and termination of interest rate swaps in March 2012.
(2) Represents acquisition and integration costs incurred in connection with our acquisitions and costs associated with our separation from Fifth Third Bank.